Exhibit 10.25

Monarch Alternative Capital LP	Glenview Capital Management, LLC
535 Madison Avenue	767 Fifth Avenue
New York, NY 10022	New York, NY 10153
July 28, 2008
COMMITMENT LETTER
$75 MILLION SENIOR SECURED CREDIT FACILITY
Haights Cross Operating Company
c/o Haights Cross Communications, Inc.
10 New King Street, Suite 102
White Plains, NY 10604
Attention: Paul J. Crecca, President and Chief Executive Officer
Ladies and Gentlemen:
     In accordance with our recent discussions, this letter, including Attachment A attached hereto (the “Commitment Letter”), sets forth the terms and conditions pursuant to which Monarch Alternative Capital LP (acting individually or through one or more of its affiliates or through one or more investment funds for which it acts as investment advisor) (“Monarch”) and Glenview Capital Management, LLC (acting individually or through one or more of its affiliates or one or more investment funds for which it acts as investment advisor) (“Glenview”) (each a “Lender” and collectively, the “Lenders”) are pleased to advise you of their several commitments to provide $75 million (the “Facility Amount”) of senior secured loans (the “Facility”) to Haights Cross Operating Company (the “Company” or “you”) to refinance the Company’s existing senior secured term loan indebtedness that matures on August 20, 2008 (the “Transaction”).
Commitment
     Monarch is pleased to advise you of its commitment to provide 50% of the amount of the Facility and Glenview is pleased to advise you of its commitment to provide 50% of the amount of the Facility. The obligations of each Lender are several and not joint. No Lender shall be responsible for the failure of any other Lender to make a Term Loan (as defined in Attachment A hereto) or payment required under this Commitment Letter. It is agreed that an entity appointed by the Lenders under the Facility will act as the sole and exclusive administrative and collateral agent and the Lenders will act as lead arrangers and syndication agents for the Facility and will perform the duties and exercise the authority customarily performed and exercised by them in such role. You agree that no other agents, co-agents, arrangers or book runners will be appointed, and no other titles will be awarded and no compensation (other than that expressly contemplated by this Commitment Letter) will be paid in connection with the Facility unless you and we shall so agree. The funding of the Facility shall be a date on or before August 15, 2008 or a date mutually agreed upon between you and us, but in any event shall not occur until all the conditions precedent set forth herein and in Exhibit A have been satisfied or waived by the Lenders in their sole discretion.

     Notwithstanding anything herein, prior to the Closing Date you may arrange to have other financial institutions commit to provide financing in lieu of the Facility (the “Alternative Term Loan Facility”). Your prior written notice (the “Alternative Term Loan Facility Election Notice”) to us of your election to proceed with such other financial institutions in accordance with this paragraph shall result in the termination of the commitments of each Lender hereunder to provide the Facility.
Conditions Precedent
     The commitment of each Lender to fund the Facility is subject only to the following conditions: (i) the satisfaction of the conditions precedent set forth in Attachment A (including the negotiation, execution and delivery of definitive documentation with respect to the Facility reflecting, among other things, the terms and conditions in this Commitment Letter), in a manner reasonably acceptable to each Lender, and (ii) the existence of no circumstance in which any covenant or agreement in this Commitment Letter is not complied with in any material respect or in which any representation or warranty made by you in this Commitment Letter is not true and correct in any material respect (in each case, as of the date such representation or warranty was made or deemed to be made).
     You and we each agree to diligently pursue outstanding due diligence items and negotiate in good faith to finalize loan documentation required for the Facility that is consistent with the terms hereof following the execution and delivery of this Commitment Letter. Matters not covered or made clear herein or in Attachment A are subject to mutual written agreement of the parties.
Costs, Fees and Expenses
     In consideration of this commitment and recognizing that, in connection herewith, the Lenders are incurring costs and expenses (including, without limitation, reasonable and documented fees and disbursements of counsel, filing and recording fees, costs and expenses of due diligence, syndication, transportation, duplication, messenger, appraisal, audit, and consultant costs and expenses), you hereby agree to pay or reimburse the Lenders for all such reasonable and documented out-of-pocket costs and expenses (collectively, “Expenses”) upon the earlier to occur of: (i) the Closing Date (as defined in Attachment A hereto) and (ii) on demand after the termination of this Commitment Letter; provided that the Expenses shall not be payable to any Lender if such Lender shall not have funded its commitment under this Commitment Letter in breach of its obligations to so fund. In view of the imminence of the Closing Date, you hereby authorize Lenders’ counsel to commence drafting and preparation of the material Credit Documentation (as defined in Attachment A hereto) and confirm that you will reimburse Lenders’ counsel for all Expenses in connection therewith. You also agree to pay to the Lenders all Expenses of the Lenders (including, without limitation, reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its respective rights and remedies hereunder, in each case, following demand therefor from a Lender. Concurrently with your acceptance of this Commitment Letter, you also agree to pay the fees set forth on Annex A to Attachment A and a non-refundable commitment fee of $750,000 (the “Fee”) to each Lender. You agree that, once paid, all of the foregoing fees and expenses or any part thereof shall not be refundable under any circumstances, regardless of whether the Transaction is consummated, and shall not be creditable against any other amount payable in connection herewith or otherwise. Notwithstanding anything herein contained to the contrary, at all times prior to the Closing Date, you shall not be required to pay the Expenses of any Lender not an original signatory hereto, and, in any event, shall not be required to pay for more than one counsel (except for fees and expenses of local counsel retained by the Lenders from time to time in connection with perfecting the liens granted pursuant to the Credit Documentation) for the Lenders as a group. In the event of any Lender’s failure to fund its commitment under this Commitment Letter in breach of its obligation to so fund, nothing herein shall prevent the Company from seeking a refund of any Expenses, the Fee and other such amounts previously paid to the Lenders. Expenses associated with any syndication process are further subject to the additional restrictions set forth in the paragraph entitled “Syndication” set forth below.
Confidentiality
     This Commitment Letter is for your confidential use only and that neither their existence nor the terms hereof will be disclosed by you to any person (other than to your officers, directors, shareholders, employees, accountants, attorneys and other advisors, in each case, on a “need-to-know” basis in connection with the Transaction and on a confidential basis) until accepted by you as provided herein.
     Each Lender agrees that the contents of this Commitment Letter will not be disclosed to any person prior to the time the Company discloses the same; provided however, each Lender may disclose the contents and the terms hereof (A) to our officers, directors, shareholders, employees, accountants, attorneys and other advisors, in each case, on a “need-to-know” basis in connection with the Transaction and on a confidential basis (collectively, the “Advisors”), (B) pursuant to the order of any court, legislative body or administrative agency or in any pending legal, regulatory or administrative proceeding, or otherwise as required by applicable law, regulation or legal process, (C) from and after the Syndication Commencement Date (as defined below), to potential and actual assignees or participants and their respective Advisors, or (D) at such time as its counsel advises that disclosure is required under applicable law.
Arm’s-Length Transaction
     In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree that: (i) the Facility is an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Lenders, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transaction contemplated by this Commitment Letter; (ii) in connection with the process leading to such transaction, the Lenders are and have been acting solely as principals and are not the financial advisors or fiduciaries for you or any of your subsidiaries or affiliates, stockholders, creditors or employees or any other party; (iii) neither of the Lenders has assumed nor will either Lender assume an advisory or fiduciary responsibility in your or your subsidiaries’ or affiliates’ favor with respect to the Transaction contemplated hereby or the process leading thereto and neither of the Lenders has any obligation to you or your subsidiaries or affiliates with respect to the Transaction contemplated hereby except those obligations expressly set forth in this Commitment Letter and the definitive loan documentation; (iv) the Lenders and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your subsidiaries and affiliates and the Lenders have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Lenders have not provided any legal, accounting, regulatory or tax advice with respect to the Transaction contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You specifically acknowledge that each Lender or one of its affiliates is a shareholder of the Company and that notwithstanding the foregoing, each Lender may act solely as an arms-length creditor in connection herewith and that a designee of each Lender serves on the Company’s board of directors. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against the Lenders with respect to any breach or alleged breach of fiduciary duty in connection with their participation in the transactions contemplated by this Commitment Letter or the enforcement of their rights provided for herein.

Information
     You hereby represent and covenant that: (i) all information (other than Projections, estimates and information of a general industry or economic nature), provided to the Lenders by the Company and any of its representatives in connection with the Transaction contemplated herein (the “Information”), is or will be complete and correct in all material respects and does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading as of the date provided or deemed to be provided to Lenders, and (ii) all written financial information and projections, (“Projections”) made available to Lenders by you or your representatives in connection with the Transaction have been or will be prepared in good faith based upon assumptions believed to be reasonable at the time when made or deemed to be made. In issuing this Commitment Letter, the Lenders are relying on the accuracy of the Information and, in arranging and syndicating the Facility in accordance with this Commitment Letter, the Lenders may use and rely on the Information, without independent verification thereof. You agree to supplement the Information and any Projections previously or subsequently provided as is needed to reflect any material change with respect to such Information or Projections, and you agree to promptly notify us of any changes in circumstances that call into question the continued reasonableness of any material assumption underlying any Projections previously furnished by or on behalf of the Company.
Syndication
     Following the first to occur of (i) the date upon which you inform the Lenders in writing of your waiver of your right to pursue an Alternative Term Loan Facility, and (ii) on and after the Closing Date (item (i) or (ii), whichever occurs first, the “Syndication Commencement Date”), the Lenders may syndicate the Facility to additional lenders (provided that the additional lenders are not identified in a list agreed upon between you and us) identified by Lenders with a corresponding reduction in the Lenders’ share of the Facility. Subject to the timing restrictions above and other restrictions set forth in this paragraph, the Lenders will manage all aspects of any syndication, including the selection of potential lenders, the timing of all offers to potential lenders, the acceptance of commitments, the amount offered and the compensation provided. However, completion of the syndication in whole or in part is not a condition precedent to closing and is not a condition to either Lender’s commitment. Until the Closing Date, the obligations of the Lenders signatory to this Commitment Letter shall remain unchanged, such Lenders shall remain solely responsible for the performance thereof and the funding of their respective commitments hereunder, and all parties hereto shall continue to deal solely and directly with the Lenders signatory hereto in connection with the Transaction. Any agreement pursuant to which any Lender shall sell or assign part of its commitment shall provide that such Lender shall retain the sole right and responsibility to exercise such Lender’s rights and enforce its obligations hereunder.
     You agree to take such commercially reasonable actions as the Lenders may reasonably request from time to time, after the occurrence of the Syndication Commencement Date, to assist the Lenders in forming a syndicate, including, without limitation, (i) using reasonable efforts to make senior management, representatives and advisors of the Company available to prepare for and participate in rating agency meetings, lender meetings and other communications with potential lenders at such times and places as the Lenders may reasonably request, (ii) assisting in the preparation of information memoranda for the Facility and other marketing materials to be used in connection with the syndication thereof, including causing such information memoranda to conform to market standards as reasonably determined by the Lenders, (iii) using your commercially reasonable efforts to ensure that the syndication efforts of the Lenders benefit materially from the existing lending and other financial relationships of the Company and its subsidiaries, and (iv) promptly providing and causing your advisors to provide the Lenders with all information reasonably deemed necessary by the Lenders to successfully complete the syndication of the Facility. Notwithstanding anything herein to the contrary, in no event shall you be obligated to reimburse Lenders for any reasonable and documented expenses associated with any syndication efforts unless: (x) such expenses are incurred from or after the Syndication Commencement Date, (y) such expenses fall within one of the categories (i) through (iv) set forth above, and (z) in any event, such expenses do not exceed $50,000 in the aggregate at any time.
     At the Lenders’ request, you agree to prepare versions of the information memoranda and other marketing materials to be used in connection with the syndication that do not contain material non-public information concerning the Company, its affiliates or their securities. In addition, you agree that if requested by the Lenders to facilitate syndication, no information, documentation or other data disseminated to prospective lenders in connection with the syndication of the Facility, whether through an Internet website (including, without limitation, an IntraLinks work-space), electronically, in presentations at meetings or otherwise, will contain any material non-public information concerning the Company, its affiliates or their securities unless specifically labeled “Private — Contains Non-Public Information”. The Lenders acknowledge that the Company’s existing IntraLinks website does contain material non-public information not so labeled.
     To ensure an orderly and effective syndication of the Facility, you agree that, other than in connection with an Alternative Term Loan Facility, from the date hereof until the earlier of the termination of the syndication as determined by the Lenders and 90 days following the date of initial funding under the Facility, you will not, and will not permit any of your affiliates to, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility, or debt or preferred equity security of the Company or any of its subsidiaries (other than the indebtedness contemplated hereby), including any renewals or refinancings of any existing debt facility, without the prior written consent of the Lenders, in each case, if such actions could, in the judgment of the Lenders, be expected to interfere with the syndication of the Facility.
     Your agreements under this section shall continue and survive until the completion of a successful syndication of the Facility (as determined by the Lenders) notwithstanding the closing of the Facility.
Indemnification
     You agree to indemnify and hold harmless the Lenders, and each of their respective affiliates or investment funds for which it acts as investment advisor and each of their respective affiliates’ respective officers, directors, partners, shareholders, trustees, controlling persons, employees, agents, advisors, attorneys and representatives (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable and documented fees and disbursements of counsel), that may be incurred by or awarded against any Indemnified Party, in each case arising out of or in connection with or relating to this Commitment Letter or the Transaction contemplated hereby, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Party is a party thereto (except for any of the foregoing that are solely among Indemnified Parties), and you shall reimburse each Indemnified Party upon demand for all legal and other reasonable and documented expenses incurred by it in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including, without limitation, in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether the Transaction contemplated hereby is consummated, except to the extent such claim, damage, loss, liability, or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s gross negligence, willful misconduct or bad faith.
     You agree that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company for or in connection with the Transaction contemplated hereby, except to the extent such liability is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted solely from such Indemnified Party’s gross negligence, willful misconduct, bad faith or breach of its contractual obligations under this Commitment Letter. In no event, however, shall any Indemnified Party be liable on any theory of liability for any special, indirect, consequential or punitive damages. You further agree that, without the prior written consent of the Lenders, you will not enter into any settlement of any lawsuit, claim or other proceeding arising out of this Commitment Letter or the Transaction contemplated hereby unless such settlement (i) includes an explicit and unconditional release from the party bringing such lawsuit, claim or other proceeding of all Indemnified Parties and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of any Indemnified Party. No Indemnified Party shall be liable for any damages arising from the use by unauthorized persons of any information made available to the Lenders by you or any of your representatives through electronic, telecommunications or other information transmission systems that is intercepted by such persons, except to the extent such interception is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct or bad faith.
Governing Law, Etc.
     This Commitment Letter shall be governed by, and construed in accordance with, the law of the State of New York. Each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and/or state courts located within the City of New York. The parties hereto hereby waive, to the fullest extent permitted by applicable law, any objection that they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. This Commitment Letter sets forth the entire agreement between the parties with respect to the matters addressed herein and supersedes all prior communications, written or oral, with respect hereto. This Commitment Letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same letter. Delivery of an executed counterpart of a signature page to this letter by fax shall be as effective as delivery of a manually executed counterpart of this letter. This Commitment Letter is not assignable by you without our prior written consent. This Commitment Letter is intended to be solely for the benefit of the parties hereto, the Indemnified Parties, and their respective successors and assigns. Nothing herein, express or implied, is intended to or shall confer upon any other third party any legal or equitable right, benefit, standing or remedy of any nature whatsoever under or by reason of this Commitment Letter.
     The Lenders hereby notify you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law October 25, 2001), as amended (the “Patriot Act”), they may be required to obtain, verify and record information that identifies the Company, which information includes its name, address and tax identification number and other information regarding it that will allow the Lenders to identify it in accordance with the Patriot Act. You agree to provide the Lenders with all documentation and other information required by bank regulatory authorities under the Patriot Act and any other “know your customer” and anti-money laundering rules and regulations.

Waiver of Jury Trial
     Each party hereto irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this letter or the Transaction contemplated by this letter or the actions of the Lenders or any of its affiliates in the negotiation, performance, or enforcement of this Commitment Letter.
[Remainder of the Page Intentionally Left Blank]

     Please indicate your acceptance of the provisions hereof by signing the enclosed copy of this letter and returning it, together with the Fee (wiring instructions attached), to us at or before 5:00 PM (Eastern Time) on or before July 29, 2008. If you elect to deliver this letter by fax, please arrange for the executed original to follow by next-day courier. All respective commitments and undertakings of the Lenders under this Commitment Letter will expire at 5:00 PM (Eastern Time) on July 29, 2008, unless you execute and return to us this Commitment Letter at or prior to such time. Thereafter, all accepted commitments and undertakings of the Lenders will expire on the earliest to occur of (i) your issuance of an Alternative Term Loan Facility Election Notice, (ii) August 15, 2008, unless the Closing Date occurs on or prior thereto or unless otherwise agreed by the parties hereto, and (iii) the consummation of the Transaction or any component thereof without the use of the Facility or unless otherwise agreed to by the parties hereto in writing. In addition, all accepted commitments and undertakings of the Lenders hereunder may be terminated by the Lenders if you fail to perform your obligations hereunder on a timely basis. The provisions of this Commitment Letter regarding Costs and Expenses, Confidentiality, Indemnity, Governing Law, etc., and Waiver of Jury Trial as relating solely to this Commitment Letter shall remain in full force and effect regardless of whether any definitive documentation for the Facility shall be executed and delivered and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of the Lenders hereunder; provided, that on and after the Closing Date, the “Indemnity” contained herein shall be superseded by any indemnification set forth in the Credit Documentation. In addition, the provisions of this Commitment Letter regarding Syndication shall survive the execution and delivery of any definitive documentation for the Facility. Except as provided in the preceding sentence, your obligations hereunder shall automatically terminate and be superseded by the provisions of the definitive loan documentation upon the initial funding thereunder and the payment of all amounts owing at such time hereunder.

Very truly yours,

MONARCH ALTERNATIVE CAPITAL LP

By:	/s/ Michael A. Weinstock

Title:	Managing Principal

GLENVIEW CAPITAL MANAGEMENT LLC

By:	/s/ Mark Horowitz

Title:	Chief Operating Officer and General Counsel

ACCEPTED AND AGREED TO
this 28th day of July, 2008

HAIGHTS CROSS OPERATING COMPANY

By:	/s/ Eugene Davis

Name:	Eugene Davis
Title:	Chairman of the Board of Directors

ATTACHMENT A TO COMMITMENT LETTER
SUMMARY OF TERMS AND CONDITIONS
OF THE SENIOR SECURED CREDIT FACILITY
          Set forth below is a summary of the principal terms and conditions of the senior secured credit facility and the documentation related thereto. Capitalized terms used and not otherwise defined herein have the meanings set forth in the commitment letter to which this summary of terms and conditions is attached and of which it forms a part (the “Commitment Letter”).

I.	Parties

	Borrower	Haights Cross Operating Company, a Delaware corporation (the “Company” or the “Borrower”).

	Guarantors	Haights Cross Communications, Inc. (the “Parent”) and all of the Borrower’s direct and indirect subsidiaries (the “Guarantors”; the Borrower and the Guarantors, collectively, the “Credit Parties”).

	Agent	TBD by the Lenders (in such capacity, the “Agent”).

	Lenders	Monarch Alternative Capital LP and Glenview Capital, one or more of their respective affiliates or one or more investment funds for which it acts as investment advisor, and other lenders designated by Agent (collectively, the “Lenders”). For avoidance of doubt, the term “Lenders” set forth in this Attachment A shall not expand, and shall not be deemed to expand, the scope of the parties entitled to expense and fee reimbursemen t and indemnity protection set forth in the Commitment Letter.

II.	Facility	A term loan facility (the “Term Loan Facility”) in an aggregate principal amount equal to $75 million (the loans thereunder, the “Term Loan”). The Term Loan shall be repayable in quarterly principal installments of $187,500 each, continuing until and including December 31, 2010 (the “Term Loan Maturity Date”) on which date the unpaid balance of the Term Loan Facility and any accrued interest w ould be due and payable in full.

	Availability	The Term Loan shall be made in a single drawing on the Closing Date.

	Issue Price	98%

III.	Certain Payment Provisions

	Interest Rates and Prepayment Fees	As set forth on Annex A.

	Optional Prepayments and Commitment Reductions	The Borrower may prepay the Term Loans, in whole or in part, at any time or from time to time, subject to payment of the Prepayment Premiums set forth on Annex A.

	Mandatory Prepayments	An amount equal to (i) 100% of the net cash proceeds received by Borrower or any of its respective subsidiaries from the issuance of indebtedness after the Closing Date, other than agreed on customary exceptions for certain indebtedness permitted to be incurred under the Credit Documentation (as defined below) (ii) 100% of the net cash proceeds received from the sale or other disposition of all or any part of the assets of the Borrower or any of their respective subsidiaries after the Closing Date (other than sales of inventory in the ordinary course of business), subject to agreed on customary reinvestment rights and exceptions, (iii) 100% of all casualty and condemnation proceeds received by the Borrower or any of their respective subsidiaries after the Closing Date, subject to agreed on customary reinvestment rights and exceptions, (iv) 100% of the net cash proceeds from the issuance of equity securities by the Borrower or any of their respective subsidiaries (other than any such issuance to the Borrower or any such subsidiaries and other items to be agreed in the Credit Documentation); (v) 75% of excess cash flow (as defined in the Credit Documentation) of the Borrower and its respective subsidiaries, and (vi) 100% of all tax refunds and other extraordinary receipts (as defined in the Credit Documentation) received by the Borrower or any of its respective subsidiaries after the Closing Date, subject to agreed on customary exceptions. Application of such mandatory prepayments shall be as set forth in the Credit Documentation (as defined below).

IV.	Collateral	The obligations of each Credit Party in respect of the Facility (including, without limitation, any exposure of a Lender in respect of hedging transactions incurred on behalf of any Credit Party) will be secured by a first priority perfected pledge of and lien upon (i) all notes (subject to agreed upon minimum thresholds) owned by the Credit Parties, (ii) all voting stock owned by the Credit Parties in existing or future domestic subsidiaries and not more than 66% of the voting stock of their respective first tier foreign subsidiaries, (iii) accounts receivable and inventory and certain books and intangibles (other than intellectual property) relating thereto and products and proceeds thereof, and (iv) substantially all other personal property assets owned by the Credit Parties except leasehold interests, immaterial owned and real property, vehicles and other assets agreed to by the Agent where the cost of pledging is excessive in relation to the value of the collateral to the Lenders (subject to agreed upon minimum thresholds and customary exclusions) including, all material owned real property and certain mortgageable leasehold interests to be agreed upon (collectively, the assets specified in (i), (ii) (iii) and (iv) are referred to herein as the “Collateral”).

The pledges, liens and security interests of the Lenders shall be subject to customary permitted liens to be specified in the Credit Documentation.

V.	Use of Proceeds	The proceeds of the Term Loan shall be in repayment of the Borrower’s existing senior term loan indebtedness under that certain Term Loan Agreement dated as of August 20, 2003 among Haights Cross Operating Company, as Borrower, the several lenders party thereto, and Bear Stearns Corporate Lending Inc., (“Bear Stearns”) as Administrative Agent (the “Term Loan Agreement”).

VI.	Certain Conditions	The availability of the Facility is subject to the satisfaction or written waiver of conditions that are customary for the Agent’s loans of this type, including the following (the date of such satisfaction of all such conditions, the “Closing Date”):

(a) evidence satisfactory to the Agent that all indebtedness outstanding under the Term Loan Agreement has been previously or concurrently paid off with proceeds of this Facility;

(b) evidence satisfactory to the Agent that all indebtedness outstanding under the Borrower’s Term Loan Agreement dated as of December 10, 2004 among the Borrower, the several lenders party thereto and Bear Stearns, as administrative agent, has been previously or concurrently paid off;

(c) no circumstance shall have occurred since the date hereof, which (i) has had, or could reasonably be expected to have, a material adverse effect on or change in the condition (financial or otherwise), business, results of operation, assets or liabilities of the Company and its subsidiaries taken as a whole, or (ii) calls into question in any material respect the Projections previously supplied to the Agent or any of the material assumptions on which such Projections were prepared (either (i) or

(ii), a “MAC”);

(d) there shall not be any pending or written threat of litigation or other proceedings (private or governmental) with respect to the Transaction contemplated by the Commitment Letter which, if adversely decided, could reasonably be expected to result in a MAC, and there shall not be any order or injunction binding on the Credit Parties interfering with their complying with their obligations under the Credit Documentation in any material respect, and the Credit Parties and the Transaction contemplated by the Commitment Letter shall be in compliance, in all material respects, with all applicable foreign and federal, state and local laws and regulations, including all applicable environmental laws and regulations;

(e) the Agent shall have a valid and perfected first priority liens and security interests in the Collateral (with certain customary post-closing exceptions to be agreed and subject to permitted liens), all filings, recordations and searches (including a recent lien, tax lien, judgment and litigation search in each relevant jurisdiction with respect to each Credit Party, which search shall have revealed no liens on the assets of such Credit Party except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Agent) reasonably necessary in connection with the Collateral shall have been duly made, and all filing and recording fees and taxes shall have been duly paid, including in each case under, and as required by, all applicable laws;

(f) each of the Credit Parties shall have provided the documentation and other information to the Agent and the Lenders that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act;

(g) the Credit Parties shall have executed and delivered definitive documentation with respect to the Facility consistent with the terms hereof (the “Credit Documentation”), that is reasonably satisfactory to the Agent and Lenders;

(h) all material governmental and third party approvals (including, with certain post-closing exceptions to be agreed, landlords’ and other consents) and consents including regulatory approvals necessary or, in the reasonable discretion of Agent, advisable in connection with the Transaction shall have been obtained and be in full force and effect, without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transaction;

(i) the Agent shall have received such legal opinions, documents and such other instruments as are customary for Transaction of this type or as it may reasonably request;

(j) the Agent shall have received a customary solvency certificate from the chief financial officer of the Borrower as to the solvency of the Borrower and its subsidiaries (on a consolidated basis) after giving effect to the transactions contemplated hereby;

(k) all reasonable and documented fees and expenses (including fees and expenses of counsel) required to be paid to the Agent and the Lenders on or before the Closing Date shall have been paid, provided that Borrower shall not be required to pay for more than one outside counsel for the Lenders unless an actual conflict of interest exists (except for fees and expenses of local counsel retained by the Lenders from time to time in connection with perfecting the liens granted by the Credit Parties pursuant to the Credit Documentation);

(l) all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations) shall be true and correct on the Closing Date in all material respects (to the extent not otherwise qualified by materiality) other than those which specifically relate to an earlier date; and

(m) there shall be no default or event of default in existence at the time of, or after giving effect to the making of, the Term Loan.

VII.	Certain Documentation Matters	The Credit Documentation will contain representations, warranties, affirmative and negative covenants, and events of default relating to the Credit Parties and their subsidiaries consistent with this summary of terms and conditions and other customary terms reasonably deemed appropriate by the Agent and Lenders (subject to exceptions and carve-outs to be agreed upon), including, without limitation:

	Representations and Warranties	Customary for transactions of this type, including financial condition, no change, corporate existence; compliance with law, power; authorization; enforceable obligations, no contractual or legal bar, litigation, no default, ownership of property; liens, intellectual property, taxes, federal regulations, labor matters, ERISA, Investment Company Act; other regulations, subsidiaries, use of proceeds, environmental matters, accuracy of information, security documents, solvency, Regulation H, terrorism laws, no restricted junior payments, material contracts and certain documents and financial assistance.

	Affirmative Covenants	Customary for transactions of this type, including delivery of financial statements, budgets and other reports; maintenance of existence; payment of taxes and claims; maintenance of properties; maintenance of insurance; maintenance of books and records; right of the Agent and the Lenders to inspect books and records; participation in meetings with the Agent and the Lenders; compliance with laws; environmental reporting and compliance; joinder of new subsidiaries; mortgages on after-acquired material real estate assets; interest rate protection; further assurances; non-consolidation; establishment of satisfactory cash management systems; conduct of business; notice of defaults, material litigation and other material events; and use of proceeds.

	Negative Covenants	Customary for transactions of this type, including limitations on: incurrence of indebtedness (including restrictions on the incurrence of secured indebtedness) and hedging arrangements; incurrence of liens and further negative pledges; dividends (other than, in the absence of a default, dividends to the Parent for regularly scheduled debt service of the Parent’s existing indebtedness), stock repurchases and redemptions; investments; mergers, liquidations, dissolutions and other fundamental changes; disposal of subsidiary interests; sale and leaseback transactions; transactions with shareholders and affiliates; changes to line of business; amendments or waivers with respect to other indebtedness; changes in fiscal year; modifications, amendments or waivers of the terms of organizational documents or material contracts in any manner materially adverse to the Lenders; establishment of deposit accounts other than blocked accounts for which the Agent has “springing” control; prepayments of indebtedness; and issuance of disqualified capital stock.

	Financial Covenants	Maximum Total Leverage Ratio and Minimum Interest Coverage Ratio, to be tested on a cumulative basis monthly beginning two full months after the Closing Date for the first year after the Closing Date and on a quarterly basis thereafter. EBITDA to be computed by including amortization of capitalized pre-publication costs, based on 115% of the Projections. Maintenance of minimum Unrestricted Cash and Cash Equivalents of $15 million.

	Events of Default	The Credit Documentation shall contain customary events of default (subject to materiality thresholds and grace periods customary for credit facilities of this type) including, without limitation, the following: nonpayment; cross defaults; breach of certain covenants; breach of representations; other defaults under Credit Documentation; certain material contracts; bankruptcy and insolvency events; material judgments; dissolution; ERISA events; change of control; and invalidity of guarantees and security documents. There shall not be a MAC event of default.

VIII.	Miscellaneous

	Requisite Lenders	Lenders holding at least a majority of the total Loans and commitments under the Facility, with certain amendments requiring the consent of Lenders holding a greater percentage (or all) of the total Loans and commitments under the Facility and amendments prior to completion of the primary syndication of the Facility (as determined by the Agent) also requiring the consent of the Agent.

	Assignments and Participations	The Credit Documentation shall provide that any Lender shall be permitted to assign its rights and obligations under the Facility, or any part thereof, to any person or entity without the consent of the Credit Parties. Each Lender shall be permitted to grant participations in such rights and obligations, or any part thereof, to any person or entity without the consent of the Credit Parties. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facility only upon request.

Expenses and Indemnification	The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses of the Agent and the Lenders associated with the syndication of the Facility and the preparation, negotiation, execution and delivery of the Credit Documentation and any amendment or waiver with respect thereto (including, the reasonable and documented out-of-pocket fees, disbursements and other charges of counsel and the allocated cost of internal counsel), (ii) all reasonable and documented out-of-pocket expenses of having the Loans rated by one or more rating agencies, and (iii) all reasonable and documented out-of-pocket expenses of the Agent and the Lenders (including the fees, disbursements and other charges of counsel and the allocated cost of internal counsel) and all reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel (subject to conflict of interests) of the Lenders, in each case in connection with the enforcement of the Credit Documentation.

The Agent and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the Facility or the use or the proposed use of proceeds thereof (except to the extent resulting from the gross negligence or willful misconduct of the indemnified party).

Yield Protection, Taxes and Other Deductions	The Credit Documentation will contain yield protection provisions, customary for facilities of this nature, protecting the Lenders in the event of unavailability of LIBOR, breakage losses, reserve and capital adequacy requirements. All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever.

Governing Law and Forum	State of New York.

Counsel to the Agent, Monarch and Glenview	Weil, Gotshal & Manges LLP.

Annex A
Interest and Certain Fees

Interest Rate	Loans comprising each borrowing bear interest at a rate per annum equal to the LIBOR Rate plus the Applicable Margin.

As used herein:

The “LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, at which dollar deposits are offered to major banks in the London interbank market, adjusted by the reserve percentage prescribed by governmental authorities as determined by Agent. The LIBOR Rate shall be available for interest periods of 1, 2, or 3 months.

The “Applicable Margin” means 8.5%.

There shall be a minimum LIBOR Rate requirement of 3.50% per annum.

Interest Payment Dates	On the last day of each relevant interest period.

Default Rate	At any time when an event of default has occurred and is continuing, all amounts outstanding under the Facility shall bear interest at 2.0% above the interest rate otherwise applicable thereto.

Rate Basis	All per annum rates shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

Prepayment Premiums	All optional and mandatory prepayments of the Term Loan (other than any mandatory prepayment made pursuant to clauses (ii), (iii), (v) and (vi) of the “Mandatory Prepayments” section of this Attachment A), shall be subject to an early termination fee equal to (i) 2.0% of the amount of such prepayment in the first year after the Closing Date and (ii) 1.0% of the amount of such prepayment in the second year after the Closing Date. From and after the end of the second year after the Closing Date, no early termination fees shall be payable.

Agent and Collateral Agent Fees	TBD

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